Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS
Precision Engineered Products Holdings, Inc. Years Ended December 31, 2014, 2013 and 2012 With Report of Independent Auditors

Precision Engineered Products Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2014, 2013 and 2012

Report of Independent Auditors

The Shareholder of

Precision Engineered Products Holdings, Inc.

We have audited the accompanying consolidated financial statements of Precision Engineered Products Holdings, Inc., which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ending December 31, 2014, 2013, and 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Precision Engineered Products Holdings, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the years ending December 31, 2014, 2013, and 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Providence, RI

December 30, 2015

Precision Engineered Products Holdings, Inc.

Consolidated Balance Sheets

(In Thousands, except Share data)

	As of December 31,
	2014	2013
Assets
Current assets:
Cash	$11,803	$30,466
Accounts receivable, net of reserves of $787 and $598, respectively	28,095	23,410
Inventories	28,133	21,819
Income tax receivable	—	1,861
Other current assets	4,628	3,628

Total current assets	72,659	81,184
Property, plant, and equipment, net	39,511	32,262
Intangibles and deferred financing costs, net	140,268	133,471
Goodwill	158,128	136,674

Total assets	$410,566	$383,591

Liabilities and stockholder’s equity
Current liabilities:
Current portion of long-term debt	$1,828	$15,971
Trade accounts payable	10,015	7,781
Accrued expenses	8,975	7,619
Income tax payable	1,472	—
Deferred revenue	1,651	—
Other current liabilities	161	771

Total current liabilities	24,102	32,142

Deferred tax liability	54,026	51,132
Supplemental executive retirement plan	856	657
Other non-current liabilities	658	144
Long-term debt, less current portion	174,473	162,158
Leases (Note 5)
Stockholder’s equity:
Common stock - $0.001 par value, 100 shares authorized, issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	123,135	122,825
Retained earnings	33,316	14,533

Total stockholder’s equity	156,451	137,358

Total liabilities and stockholder’s equity	$410,566	$383,591

See accompanying notes to consolidated financial statements.

Precision Engineered Products Holdings, Inc.

Consolidated Statements of Income

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
Net sales	$203,967	$178,441	$201,478
Cost of goods sold	134,420	122,642	140,407

Gross profit	69,547	55,799	61,071
Selling, general, and administrative	26,529	21,596	21,877

Income from operations	43,018	34,203	39,194
Other expenses:
Interest expense	(9,144)	(8,752)	(10,640)
Management fees	(1,000)	(1,000)	(1,000)
Other expense, net	(2,480)	(695)	(632)

Income before income tax expense	30,394	23,756	26,922
Income tax expense	(11,603)	(9,223)	(10,250)

Net income	$18,791	$14,533	$16,672

See accompanying notes to consolidated financial statements.

Precision Engineered Products Holdings, Inc.

Consolidated Statements of Stockholder’s Equity

(In Thousands, Except per Share Amounts)

	Common Stock
	Shares	$0.001 Par Value	Additional Paid-in Capital	Retained Earnings	Total Stockholder’s Equity
Balance at December 31, 2011	100	$—	$162,475	$9,266	$171,741
Net income	—	—	—	16,672	16,672
Share-based compensation expense	—	—	310	—	310

Balance at December 31, 2012	100	$—	$162,785	$25,938	$188,723
Net income	—	—	—	14,533	14,533
Dividends declared	—	—	(40,062)	(25,938)	(66,000)
Share-based compensation expense	—	—	310	—	310
Other	—	—	(208)	—	(208)

Balance at December 31, 2013	100	$—	$122,825	$14,533	$137,358
Net income	—	—	—	18,791	18,791
Dividends declared	—	—	—	(8)	(8)
Share-based compensation expense	—	—	310	—	310

Balance at December 31, 2014	100	$—	$123,135	$33,316	$156,451

See accompanying notes to consolidated financial statements.

Precision Engineered Products Holdings, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income	$18,791	$14,533	$16,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,488	3,795	5,020
Amortization expense	9,431	7,443	7,798
Amortization of deferred financing costs	1,062	1,026	2,016
Increase to cost of goods sold for inventory acquired in business combinations	635	—	—
Share-based compensation expense	310	310	310
Deferred income taxes	(3,202)	(2,347)	(3,581)
Changes in assets and liabilities:
Accounts receivable	(1,451)	1,961	5,642
Inventories	(2,413)	726	3,536
Trade accounts payable	151	568	(5,959)
Other	4,857	1,673	(5,724)

Net cash provided by operating activities	31,659	29,688	25,730
Cash flows from investing activities
Acquisitions, net of cash acquired	(44,662)	—	2,000
Capital expenditures	(3,073)	(1,377)	(1,675)

Net cash used in investing activities	(47,735)	(1,377)	325
Cash flows from financing activities
Repayment of long-term debt	(1,828)	(657)	(16,614)
Draw down of revolver	7,500	—	—
Repayment of revolver	(7,500)	—	—
Payment of contingent earnout	(750)	(300)	(2,000)
Proceeds from incremental term loan	—	40,000	—
Dividends paid	(8)	(66,000)	—
Other	(1)	(208)	(776)

Net cash used in financing activities	(2,587)	(27,165)	(19,390)

Net (decrease) increase in cash	(18,663)	1,146	6,665
Cash at beginning of year	30,466	29,320	22,655

Cash at end of year	$11,803	$30,466	$29,320

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$8,082	$7,720	$10,647

Income taxes	$11,479	$10,263	$18,880

See accompanying notes to consolidated financial statements.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share and Unit Amounts)

1. Business, Acquisition and Basis of Presentation

Precision Engineered Products Holdings, Inc. (PEP Holdings or Company), a wholly owned subsidiary of PEP Industries LLC (PEP Industries or Parent Company), markets and manufactures stampings, electrical contacts and assemblies, engineered plastic components, metal and plastic machining, surface finishing technologies, specialty and clad metals, and cold drawn and rolled metals to its customers, primarily in the medical/surgical, electrical control, power grid distribution, transportation, and other markets.

Boston Endo-Surgical Technologies, Inc. (BE-ST)

On October 3, 2011, the Company acquired Boston Endo-Surgical Technologies, Inc. (BE-ST), a leader and innovator of spinal and orthopedic surgical instruments headquartered in Hampton, New Hampshire. The purchase agreement provided for contingent earn-out payments of $300 and $750 in 2012 and 2013, pursuant to certain sales targets being attained by BE-ST to major customers acquired in the transaction. In accordance with applicable guidance relating to business combinations, the Company recognized this contingent earn-out payment amount on its consolidated balance sheets within other current liabilities at December 31, 2013 and 2012. In fiscal 2012 and 2013, both the contingencies were met and the earn-out payments of $300 and $750 were paid in March 2013 and 2014, respectively.

Connecticut Plastics, Inc. (CT Plastics)

On March 17, 2014, the Company acquired Connecticut Plastics, Inc. (CT Plastics), a leader and innovator of plastic machining and polishing, headquartered in Wallingford, Connecticut. The purchase price of $14,000 exceeded the amounts recognized for the tangible net assets and identified intangible assets acquired in the acquisition transaction by $4,787. This amount is classified and recorded as goodwill and represents the underlying value of the business not specifically attributable to acquired tangible net assets and identifiable intangible assets. The acquisition has been accounted for in accordance with the applicable guidance pertaining to business combinations.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

The following table summarizes the preliminary purchase price allocation for the CT Plastics acquisition at March 17, 2014:

Amount
Accounts receivable	$687
Property, plant and equipment	1,366
Intangible assets
Trade names	900
Customer relationships	4,800
Acquired customer backlog	470
Non compete agreement	990
Goodwill	4,787

Net assets acquired	$14,000

Total costs incurred related to the acquisition were $184 and are included in other expenses in the consolidated statements of income for the year ended December 31, 2014. As of December 31, 2014, $1,500 of the purchase price was held in an escrow account related to general representations and warranties that are to be settled on the second anniversary of the acquisition date.

The acquired intangible assets consisted of $900 of trade names that have an indefinite life, customer relationships of $4,800 that have an expected useful life of 20 years, acquired customer backlog of $470 that has an expected useful life of 6 months, and noncompete arrangements of $990 that have an expected useful life of 4 years. The definite-lived intangible assets are being amortized on a straight-line basis over their respective estimated useful lives.

Revenue and income before income tax expense since the acquisition date of March 17, 2014 amounting to $5,154 and $1,404, respectively, have been included in the consolidated statements of income for the year ended December 31, 2014.

Advanced Precision Products, Inc., (APP, Inc.)

On August 29, 2014, the Company acquired all the capital stock of Advance Precision Products, Inc., (APP, Inc.), a business that designs and manufactures machined components and assemblies for the medical, aerospace, and oil and gas markets, on a cash, debt, and tax-free basis (subject to certain post-closing adjustments that have not been finalized as of the date of this report). The purchase price of $30,902 exceeded the amounts recognized for the tangible net assets and identified intangible assets acquired in the acquisition transaction by $16,667. This amount is classified and recorded as goodwill and represents the underlying value of the business not specifically attributable to acquired tangible net assets and identifiable intangible assets. The acquisition has been accounted for in accordance with the applicable guidance pertaining to business combinations.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

The following table summarizes the preliminary purchase price allocation for the APP, Inc. acquisition at August 29, 2014:

Amouont
Cash	$241
Accounts receivable	2,560
Inventories	3,901
Property, plant, and equipment	6,304
Intangible assets
Trade names	2,050
Customer relationships	6,200
Acquired customer backlog	1,320
Non compete agreement	310
Lease	250
Goodwill	16,667

Assets acquired	39,803
Accounts payable and accrued expenses	(2,841)
Deferred tax liability	(6,060)

Liabilities assumed	(8,901)

Net assets acquired	$30,902

Total costs incurred related to the acquisition were $738 and are included in other expenses in the consolidated statement of income for the year ended December 31, 2014. As of December 31, 2014, $1,625 of the purchase price was held in an escrow account related to general representations and warranties that are to be settled on the second anniversary of the acquisition date. The Company has not completed the acquisition accounting, as third-party valuations of certain acquired assets have not been finalized and the Company is in the process of reviewing the valuations. Accordingly, the acquisition accounting is provisional as of December 31, 2014.

The acquired intangible assets consisted of $2,050 of trade names that have an indefinite life, customer relationships of $6,200 that have an expected useful life of 20 years, acquired customer backlog of $1,320 that has an expected useful life of 4 months, and noncompete arrangements of $310 that have an expected useful life of 5 years and $250 favorable lease terms that have an expected 11.9 year useful life. The definite-lived intangible assets are being amortized on a straight-line basis over their respective estimated useful lives.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Revenue and loss before income tax expense since the acquisition date of August 29, 2014 amounting to $7,432 and $914, respectively, have been included in the consolidated statements of income for the year ended December 31, 2014.

Unaudited Pro Forma Financial Information

The following unaudited, pro forma financial information assumes the acquisitions of CT Plastics and APP, Inc. occurred on January 1, 2013. The unaudited pro forma consolidated revenue and net income for the years ended December 31, 2014 and 2013 are provided for informational purposes only and do not purport to represent the Company’s actual consolidated results had each acquisition occurred on the date assumed, nor are these necessarily indicative of the Company’s future consolidated results of operations.

	2014	2013
Revenue	$221,362	$204,689
Net income	$22,554	$14,533

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidation comprises Precision Engineered Products Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). As a result of certain acquisitions, as discussed in Note 1, the operating results of the acquired entities are included in the Company’s consolidated results of operations prospectively from the date of acquisition.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates its estimates, which include, but are not limited to, estimates related to stock-based compensation expense, debt, accruals, and reported amounts of revenues and expenses during the reported period. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company did not hold any cash equivalents at December 31, 2014 and 2013. Cash and cash equivalents are shown net of overdraft amounts of $2,542 and $858 at December 31, 2014 and 2013, respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its accounts receivable and cash. Cash balances are held in high-quality financial institutions, which are evaluated periodically by management to minimize the risk associated with the balances. The Company grants credit to its customers and generally does not require collateral as losses have not exceeded reserves established.

Revenue Recognition and Trade Receivables

Revenue is recognized upon delivery of products and transfer of title to customers, when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collection is reasonably assured. The Company recorded amounts billed to customers for the construction of tooling used in the production of goods within cost of goods sold. These amounts totaled $8,099, $6,799 and $5,603 for the years ended December 31, 2014, 2013 and 2012, respectively.

Trade receivables are stated at gross invoice amount, less discounts and estimated provisions for uncollectible accounts. In circumstances where the Company is made aware of a specific customer’s inability to meet its financial obligations, a reserve is established. The Company grants credit to its customers and generally does not require collateral, as losses have not exceeded reserves established. Accounts are individually evaluated on a regular basis, and appropriate reserves are established as deemed necessary.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

The Company has consignment agreements to obtain precious metals, primarily silver, for its operations and to eliminate its exposure to market fluctuations in commodity prices. These consignment arrangements are with commercial lenders and may be terminated by either party upon 90 days’ notice. At December 31, 2014 and 2013, the Company had $6,366 and $8,444, respectively, of precious metals on consignment. The consignment is secured by the precious-metals inventory, which is not included as a component of inventories in the consolidated balance sheets. Included in interest expense for the years ended December 31, 2014, 2013 and 2012 were consignment fees of $655, $601, and $890, respectively.

Property, Plant, and Equipment, Net

Property, plant, and equipment are recorded at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. The Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets for financial reporting purposes. For leasehold improvements and buildings under capital lease, the Company depreciates these over the shorter of useful lives or the lease term.

Business Combinations

The Company allocates the total purchase price of the acquired tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the business combination date, with the excess purchase price recorded as goodwill. The purchase price allocation process requires the Company to use significant estimates and assumptions, including fair value estimates, as of the business combination date. Although they believe the assumptions and estimates we have made are reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired company, in part based on valuation models that incorporate projections of expected future cash flows and operating plans and are inherently uncertain. Valuations are performed by management or third party valuation specialists under management’s supervision. In determining the fair value of assets

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

acquired and liabilities assumed in business combinations, as appropriate, we may use one of the following recognized valuation methods: the income approach (including discounted cash flows from relief from royalty and excess earnings model), the market approach and/or the replacement cost approach.

Different assumptions regarding projected performance and other factors associated with the acquired assets may affect the amount recorded under each type of assets and liabilities, mainly between property plant and equipment, intangibles assets, goodwill and deferred income tax liabilities and subsequent assessment could result in future impairment charges. The purchase price allocation process also entails us to refine these estimates over a measurement period not to exceed one year to reflect new information obtained surrounding facts and circumstances existing at acquisition date.

Goodwill and Other Intangible Assets

The Company accounts for acquired goodwill and intangible assets in accordance with applicable accounting guidance for business combinations, goodwill, and other intangible assets, which involves judgment with respect to the determination of the purchase price and the valuation of the assets acquired and liabilities assumed in order to determine the residual amount of goodwill. The Company believes that the estimates that it has used to record its acquisitions are reasonable and in accordance with the applicable accounting guidance.

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in a business combination. The Company tests goodwill for impairment during the fourth quarter of each year, or more frequently if impairment indicators arise, utilizing a two-step approach. The first step is to compare the carrying value of the reporting units to their respective fair values. The Company estimates the fair value of its reporting units through internal analyses and valuation, utilizing an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company performs the second step of the goodwill impairment test to measure the amount of impairment, if any. The second step compares the implied fair value of a reporting unit’s goodwill with its carrying value. To determine the implied fair value of goodwill, the Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. The Company has evaluated the carrying value of goodwill and determined that no impairment existed at its annual evaluation dates of December 31, 2014 and 2013.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Intangible assets acquired in a business combination are recorded at fair value, while intangible assets acquired in other transactions are recorded at cost. Under the applicable accounting guidance, intangible assets determined to have an indefinite useful life are not amortized; instead, these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. The Company has evaluated the carrying value of its indefinite-lived intangible assets and determined that no impairment existed at its annual evaluation dates at December 31, 2014 and 2013.

Intangible assets with finite useful lives are amortized over the following estimated useful lives of the assets:

Estimated Useful Life (Years)
Business process	20
Customer relationships	20-25
Deferred financing costs	6
Other	5

The Company reviews its definite-lived long-lived assets for impairment in accordance with the applicable accounting guidance. If facts and circumstances indicate that the Company’s definite-lived long-lived assets might be impaired, the estimated future undiscounted cash flows associated with the definite-lived long-lived asset (group) would be compared to its carrying amount to determine if the asset (group) is recoverable. If a write-down is required, the amount is determined by estimation of the fair value of the asset (group). To date, the Company has not identified any indicators of impairment. Amortization expense related to the definite-lived intangible assets is computed on an accelerated basis based on the projected economic benefit from the related underlying assets over their estimated useful lives or on a straight line basis over their estimated useful lives.

Deferred Financing Costs

Deferred financing costs related to the Company’s long-term debt (Note 6) were included in intangibles and deferred financing costs, net and are being amortized over the life of the related debt using the effective interest method.

Share-Based Compensation

The guidance for the accounting of share-based payments requires that share-based compensation arrangements with employees be measured at fair value and recognized as compensation expense over the requisite service period. This compensation expense is recognized as a component of other expenses. See further discussion of share-based compensation arrangements in Note 12.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Income Taxes

The Company’s consolidated financial statements reflect its federal, state, and foreign income tax liabilities. For tax purposes, PEP Holdings is classified as a corporation and, as such, is subject to corporate-level federal and state income taxes. Further, Brainin – China and Brainin – Mexico are taxable corporate entities in China and Mexico, respectively. Accordingly, the tax provision and consolidated balance sheet accounts of the Company have been computed on this basis.

Recently Issued Accounting Standards

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASU 2014-15”), which provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term “substantial doubt”, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early adoption is permitted.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

3. Inventories

Components of inventories are as follows at December 31:

	2014	2013
Raw materials	$11,739	$9,557
Work in process	5,408	3,848
Finished goods	10,986	8,414

Total inventories	$28,133	$21,819

At December 31, 2014 and 2013, the Company had $6,366 and $8,444, respectively, of precious metals on consignment. The consignment is secured by the precious-metals inventory, which is not included as a component of inventories in the consolidated balance sheets.

4. Property, Plant, and Equipment

Property, plant, and equipment consist of the following at December 31:

	2014	2013	Estimated Useful Life (Years)
Land	$5,450	$5,450	—
Building and improvements	16,807	16,415	4-24
Machinery and equipment	34,904	25,616	2-12
Furniture and fixtures and other	3,941	3,377	2-8

	61,102	50,858
Less accumulated depreciation	(21,591)	(18,596)

	$39,511	$32,262

The Company recorded depreciation expense of $3,488 $3,795 and $5,020 for the years ended December 31, 2014, 2013 and 2012, respectively.

5. Leases

The Company has several noncancelable operating leases with renewal options, primarily for buildings. For the years ended December 31, 2014, 2013, and 2012, rental expense for operating leases was $1,341, $983 and $969, respectively.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2014, are:

Amount
2015	$1,529
2016	1,255
2017	1,058
2018	930
2019	735
Thereafter	2,351

Total minimum lease payments	$7,858

6. Goodwill, Intangible Assets and Deferred Financing Costs

The changes in the carrying amount of goodwill for years ended December 31, 2014 and 2013, are as follows:

Amount
Balance at January 1, 2013	$136,674
Changes to goodwill	—

Balance at December 31, 2013	136,674
Goodwill from acquisition of Connecticut Plastics	4,787
Goodwill from acquisition of Advanced Precision Products	16,667

Balance at December 31, 2014	$158,128

Goodwill balances are tested for impairment on an annual basis during the fourth quarter and between annual tests if a triggering event occurs. The Company has never had an impairment related to its’ goodwill balances.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Intangibles, deferred financing costs and related amortization at December 31, 2014 and 2013 are:

2014	Gross	Accumulated Amortization	Net	Estimated Useful Life (Years)
Trade names	$28,165	$—	$28,165	Indefinite
Business process	22,585	(8,356)	14,229	20
Customer relationships	117,261	(22,774)	94,487	20-25
Deferred financing costs	7,150	(5,063)	2,087	6
Other	3,340	(2,040)	1,300	5

	$178,501	$(38,233)	$140,268

2013	Gross	Accumulated Amortization	Net	Estimated Useful Life (Years)
Trade names	$25,215	$—	$25,215	Indefinite
Business process	22,585	(6,569)	10,016	20
Customer relationships	106,261	(17,170)	89,091	20-25
Deferred financing costs	7,150	(4,001)	3,149	6

	$161,211	$(27,740)	$133,471

The Company recorded amortization expense related to intangible assets of $9,431, $7,443 and $7,798 for the years ended December 31, 2014 and 2013 and 2012, respectively.

It is the Company’s policy to record amortization expense related to deferred financing costs as interest. During the years ending December 31, 2014 and 2013 and 2012, the Company recorded interest expense related to deferred financing fees of $1,062, $1,026, and $2,016 respectively.

Intangibles balances are tested for impairment on an annual basis during the fourth quarter and between annual tests if a triggering event occurs. The Company has never had an impairment related to its’ intangibles balances.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Amortization expense for each of the five succeeding fiscal years is expected to be:

Year ended December 31,	Amount
2015	$7,656
2016	7,394
2017	7,118
2018	6,658
2019	6,323

7. Fair Value Measurements

The Company’s financial instruments reported at fair value consist of cash, accounts receivable, trade accounts payable and contingent consideration liabilities related to the acquisition of Boston Endo-Surgical Technologies Inc. (Note 1). The Company’s assets and liabilities reported at fair value have been categorized based upon a fair value hierarchy in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. The levels of the fair value hierarchy are described below:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•	Level 2 inputs utilize inputs, other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, allowing for situations where there is little, if any, market activity for the asset or liability.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

There have been no changes to the valuation methods utilized by the Company during the years ended December 31, 2014, 2013 and 2012. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2014, 2013 and 2012.

The were no financial instruments at December 31, 2014, the following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy within which those measurements fell for the years ended December 31:

	2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Contingent consideration	$—	$—	$750

Other	$—	$—	$750

The contingent consideration liability at December 31, 2013 of $750 is presented with other current liabilities in the balance sheet.

The valuation of the contingent consideration liability is determined using widely accepted valuation techniques, including probability-weighted discounted cash flow analysis on the expected cash flows. This analysis utilizes significant unobservable inputs, including probability of achievement of profitability targets and estimated discount rates, and reflects the contractual terms of the contingent consideration, including the period to expected payout. The Company has determined that the inputs used to value the contingent consideration fall within Level 3 of the fair value hierarchy.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

There were no required adjustments to fair market value of contingent liabilities during the years ended December 31, 2014 and 2013. Changes in the contingent consideration liability related to payments are as follows:

Amount
Beginning balance-December 31, 2012	$1,050
Payment	(300)

Ending balance-December 31, 2013	750
Payment	(750)

Ending balance-December 31, 2014	$—

Cash, accounts receivable, and trade accounts payable are carried at cost which approximates fair value because of their short-term nature.

The Company determined the fair value of debt by using a valuation model that discounts estimated future cash flows at the benchmark interest rate plus an estimated credit spread. The carrying amount of the debt approximates fair value.

8. Debt

Long-term debt consists of the following at December 31:

	2014	2013
Term loan	$176,301	$178,129
Less current portion	(1,828)	(15,971)

Long-term debt less current portion	$174,473	$162,158

Revolver	$—	$—

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Term Loan and Revolving Credit Facility

On December 22, 2010, the Company entered into a credit facility that consists of a $160,000 term loan due in 2016 and a $30,000 revolver due in 2015. In September 2012, the term loan was repriced to London Interbank Offered Rate (LIBOR) plus 300 bps, with a 1.00% LIBOR floor and step-down to LIBOR plus 250 bps, with a 1.00% LIBOR floor, if the consolidated leverage ratio is 2.25 times or less. The provisions of the term loan also include a 50% excess cash flow sweep that activates if total leverage is greater than 2.0 times. The weighted average interest rates during 2014, 2013 and 2012 were approximately 4.00%, 4.00%, and 5.00%, respectively.

As a result of this repricing amendment, under the applicable accounting guidance for modifications and exchanges of debt instruments, previously capitalized and deferred financing costs of approximately $1,100 were written off and immediately expensed in the consolidated statements of income during 2012 (recorded as interest expense). In addition, the Company incurred $800 in fees as a result of the repricing amendment, of which, under the applicable accounting guidance for modifications and exchanges of debt instruments, $100 was immediately expensed in the consolidated statement of income during 2012 (recorded as interest expense) and the remainder was capitalized to deferred financing costs.

The revolver, undrawn at December 31, 2014 and 2013, includes a $12,000 sublimit for letters of credit and a $5,000 sublimit for swingline loans. The unused fee on the revolving credit facility is 50 bps, which reduces to 37.5 bps if the leverage ratio is 2.75 times or less. The Company’s consolidated leverage ratio at December 31, 2014, was 3.08.

The term loan requires mandatory repayment of principal in full on the date on which the revolving credit facility is scheduled to terminate on December 22, 2016. On March 12, 2013, the Company borrowed an additional $40,000 on the existing term loan. The incremental loan, in addition to cash on hand, was used to fund a cash dividend of $66,000 to the Parent Company’s shareholders. The Company incurred a fee of $835 as a result of this transaction, which has been recognized as an intangible asset on the consolidated balance sheet. As a result of the incremental borrowing on the term loan, the amended debt agreement waived any mandatory prepayment of principal based on a stipulated percentage of excess cash flows for 2013. The amended debt agreement also modified the Company’s financial covenant as it relates to the consolidated leverage ratio.

The Company voluntarily prepaid the fiscal year 2012 mandatory principal payments on the term loan in December 2011. In accordance with the Credit Agreement, this voluntary prepayment of the mandatory principal payments for fiscal year 2012 in December 2011 eliminated the mandatory principal payments due in 2012 and reduced the mandatory principal payments in each of the years from 2013 through 2016. In 2012, the Company voluntarily prepaid mandatory principal payments on the term loan for future periods of $7,500. The Company did not make any voluntary principal payments on the term loan in 2014 and 2013.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

The term loan requires mandatory prepayments of principal based on a stipulated percentage of excess cash, as defined by the credit agreement, of the Company for the immediately preceding year. During fiscal 2012, the Company paid a mandatory payment of principal of $9,114 based on a stipulated percentage of excess cash of the Company for the immediately preceding year. The excess cash flow payment for 2013, which was due in May 2014, was estimated at $14,290 and is included in the current portion of long-term debt on the consolidated balance sheet. As a result of the acquisition in 2014, an amendment to the credit facility was obtained that eliminated the excess cash flow payment for 2013 that was due in May 2014. As further discussed in Note 15 to the consolidated financial statements, as a result of the acquisition on April 29, 2015, an amendment to the credit facility was obtained that eliminated the excess cash flow payment for 2014 that was due in May 2015.

During the years ending December 31, 2014 and 2013 and 2012, the Company incurred interest expense relating to the term loan of $8,082, $7,726, and $7,729 respectively, and interest expense relating to deferred financing fees of $1,062, $1,026, and $2,016 respectively.

The term loan also contains covenants requiring the Company to maintain certain financial ratios, places limits on its ability to incur or assume debt or create liens with respect to certain of its assets, and has other customary provisions. Management has determined that the Company was in compliance with all applicable covenants under the credit agreement as of December 31, 2014.

Future Payments

The aggregate amounts of mandatory scheduled payments on debt are as follows:

Amounts
2015	$1,828
2016	174,473

Total	$176,301

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

9. Income Taxes

The Company’s consolidated financial statements reflect its federal, state, and foreign income tax liabilities. For tax purposes, PEP Holdings is classified as a corporation and, as such, is subject to corporate-level federal and state income taxes. Further, Brainin – China and Brainin – Mexico are taxable corporate entities in China and Mexico, respectively. Accordingly, the tax provision and consolidated balance sheet accounts of the Company have been computed on this basis.

Income before income tax provision consists of the following at December 31:

	2014	2013	2012
Domestic	$29,074	$21,859	$25,514
Foreign	1,320	1,897	1,408

Total	$30,394	$23,756	$26,922

The provision (benefit) for income taxes consists of the following at December 31:

	2014	2013	2012
Current
Federal	$11,580	$8,795	$9,992
State	2,754	2,194	3,426
Foreign	471	581	413

Total	14,805	11,570	13,831
Deferred:
Federal	(2,557)	(1,791)	(3,043)
State	(620)	(480)	(538)
Foreign	(25)	(76)	—

Total	(3,202)	(2,347)	(3,581)

Total provision for income taxes	$11,603	$9,223	$10,250

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows for years ended December 31:

	2014	2013	2012
Income tax provision at federal statutory rate:	35.0%	35.0%	35.0%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	4.6%	4.6%	7.0%
Effect of foreign taxes	0.4%	0.5%	0.0%
Domestic production activities deduction	-3.8%	-3.6%	-3.7%
Other permanent differences	0.5%	0.6%	0.6%
Foreign rate differential	-0.3%	-0.5%	-0.3%
Change in uncertain tax positions	0.1%	0.0%	-0.6%
Other prior period adjustments	0.2%	-0.2%	0.1%
Change in valuation allowance	1.5%	2.4%	0.0%

Effective Tax Rate	38.2%	38.8%	38.1%

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Significant components of the Company’s deferred taxes are as follows at December 31:

	2014	2013
Deferred tax assets:
Allowance for doubtful accounts	$227	$195
Inventory reserves	1,026	691
Accrued expenses	1,451	1,187
Foreign tax credits	1,022	563

Total deferred tax assets	3,726	2,636
Valuation allowance	(1,022)	(563)

Net deferred tax assets	2,704	2,073
Deferred tax liabilities:
Intangibles	(49,435)	(47,527)
Fixed assets	(6,192)	(4,611)

Total deferred tax liabilities	(55,627)	(52,138)

Net deferred tax liabilities	$(52,923)	$(50,065)

No provision is made for U.S. income taxes on the undistributed earnings of the Company’s wholly owned foreign subsidiaries because such earnings are indefinitely reinvested in those subsidiaries. If circumstances change and it becomes apparent that all or some of the undistributed earnings of the Company’s wholly owned foreign subsidiaries will not be indefinitely reinvested, a provision for the tax consequence, if any, will be recorded in the period circumstances change. At December 31, 2014, the Company has not provided deferred U.S. income taxes on $4,254 of unremitted earnings.

As of December 31, 2014 and 2013, the Company has federal foreign tax credits of $1,022 and $563, which, if not utilized, expire at varying amounts through 2024. The Company recorded a valuation allowance against these credits, which, if realized, will be reflected as an income tax benefit.

The Company accounts for its uncertain tax positions in accordance with the applicable income tax guidance. This guidance requires that a tax position must be deemed more likely than not to be sustained before being recognized in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The interpretation also requires that applicable interest and penalties be accrued for unrecognized income tax benefits.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

The aggregate changes in gross unrecognized tax benefits were as follows during the years ended December 31:

	2014	2013	2012
Balance at beginning of year	$108	$326	$228
Increases for tax positions taken during current period	19	—	—
Increases for tax positions taken in prior periods	56	—	218
Decreases for tax positions taken in prior periods	—	(218)	(120)
Decreases for lapse in statutes	(108)	—	—

Balance at end of the year	$75	$108	$326

At December 31, 2014 and 2013, the Company had unrecognized tax benefits, net of federal benefit, of $137 and $115, respectively, of which the entire amount, if recognized, would favorably impact the effective tax rate. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. The amount of interest and penalties recorded for the year ended December 31, 2014, 2013 and 2012 in the statement of income was $52, ($35) and $72, respectively.

The Company does not expect any material changes in the amounts of unrecognized benefits over the next 12 months.

The Company and its subsidiaries file income tax returns in U.S federal jurisdiction and in various state and foreign jurisdictions. The Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for tax years prior to December 31, 2011. With few exceptions, the Company is no longer subject to foreign income tax examinations by tax authorities for tax years prior to December 31, 2009.

10. Related-Party Transactions

Except as noted below, the Company did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. The Company has adopted a written policy, however, on conflicts of interest, which appear in our Code of Ethics. The Code of Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management. These fees and purchases are not presumed to be carried out on an arm’s-length basis.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

Leases

The Company’s headquarters building is leased from The Fredric J. Hemmerle Revocable Trust, which is a stockholder of the Company. The terms of the lease agreement with The Fredric J. Hemmerle Revocable Trust are, in the Company’s opinion, no less favorable than the Company would have been able to enter into a similar agreement on the open market. Rent expense amounted to $100 for each year ended December 31, 2014, 2013 and 2012, and includes payments for real estate taxes paid directly to the local municipality.

Management Fees

The Company entered into a management consulting agreement with The Jordan Company and Nautic Partners on December 22, 2010. The Jordan Company and Nautic Partners are equity investors in PEP with 79.5% ownership after tier 1 units and have majority control of the Board with five members. The terms of the management agreement with The Jordan Company and Nautic Partners are, in the Company’s opinion, no less favorable than the Company would have been able to enter into a similar agreement on the open market. Pursuant to this agreement, the Company pays a management fee of $500 to both The Jordan Company and Nautic Partners, for a total of $1,000 annually. At December 31, 2014 and 2013, accrued management fees of $125 are included in other current liabilities. The management fees are included in other expenses in the consolidated statements of income.

11. Pension and Other Postretirement Benefits

401(k) Defined Contribution Plan

The Company has a defined contribution 401(k) savings plan that covers all employees who meet the eligibility requirements, as defined. Participants can contribute a percentage of their compensation, as defined by the plan agreement. Matching contributions to the plan are determined annually by the Company and are equal to the stated percentage of the amount contributed by the participants. The expense related thereto was $719, $632, and $664 for the years ended December 31, 2014, 2013, and 2012, respectively.

In addition, the Company has an unfunded supplemental executive retirement plan. The Company accrues under the plan on behalf of each participant a percentage of their compensation as stipulated by the plan. The expense related thereto was $199, $200, and $198 for the years ended December 31, 2014, 2013, and 2012, respectively.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

12. Shareholder’s Equity

Common Stock

The Company has 100 shares of common stock, all of which are authorized, issued, and outstanding at December 31, 2014 and 2013. These shares have a par value of $0.001 per share. PEP Industries (Parent Company) owns all the shares of common stock that are authorized, issued, and outstanding by PEP Holdings at December 31, 2014 and 2013.

Equity Compensation Plan

The Parent Company has implemented a management compensation plan (Equity Compensation Plan or the Plan) to align compensation for certain key executives with the Parent Company’s performance. The objective of the Plan is to promote the Parent Company’s long-term growth and profitability, along with that of the subsidiaries, by providing those persons who are involved in the Parent Company’s success with an opportunity to acquire an ownership interest in the Parent Company. The Parent Company has authorized the issuance of share-based compensation Units that includes Class B Units, Tier 1, Tier 2, and Tier 3 Promote Units that are authorized, issued, and awarded by the Parent Company. Per the applicable share-based payments accounting guidance, the related compensation expense pertaining to these units is pushed down and recognized in the Company’s consolidated financial statements. There have been no units issued since January 1, 2012.

The description, rights, and provisions of these units are as follows:

•	Class B Units. As of December 31, 2014 and 2013, no Class B Units have been issued or outstanding. Without amendment to the Parent Company’s formation agreement (LLC agreement or Agreement), the Parent Company cannot issue more than 403,596 Class B Units.

•

Tier 1 Promote Units. At December 31, 2014 and 2013, there were 2,676,903 and 2,861,735, respectively, Tier 1 Promote Units issued and outstanding. Without amendment to the Agreement, the Parent Company may issue no more than 2,861,735 Tier 1 Promote Units. 2,346,803 of these units vest over five years, while the remainder of the Tier 1 Promote Units vest over approximately three years due to retirement provisions. The fair value of the Tier 1 Promote Units as of the issuance date was approximately $0.54 per unit. The estimated grant-date fair value of these units was determined using the probability-weighted expected return method as defined in the AICPA’s Accounting & Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The valuation involved a projected analysis of

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

possible future cash flow outcomes, the estimation of ranges of future and present value under each outcome, and the application of a probability factor to each outcome. Accordingly, the market value of invested capital (MVIC) of the Company was forecasted using various exit multiples and the related impact on the Tier 1 Promote Units. The most likely exit event for the Tier 1 Promote Units would be either an initial public offering (IPO) or sale of the Company. Exit multiples of earnings before interest taxes, depreciation and amortization (EBITDA) were determined on the acquisition that took place on December 22, 2010, and the Company’s best estimate of future projections. Consequently, the MVIC exit values were then adjusted for the projected net debt outstanding and distributions to the units on the exit event date to arrive at the residual proceeds available to the Tier 1 Promote Units. Forecasted distributions were then discounted to present value over the respective holding period based on a rate of return. The required rate of return was calculated using the capital asset pricing model (CAPM) and leveraging the business risk index based on future capital structure assumptions. The Company believes that the procedures used for estimating discounted MVIC values, including the rates of return, were reasonable and consistent with the principles and guidelines set forth in the AICPA’s Accounting & Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Compensation expense relating to the Tier 1 Promote Units is recognized using the straight-line method. The amount of expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. Compensation expense pertaining to these Tier 1 Promote Units was $310 for the years ended December 31, 2014, 2013, and 2012. The unrecognized compensation expense pertaining to the unvested Tier 1 Promote Units at December 31, 2014, is $227 and will be recognized over a weighted average period of one year. The number of Tier 1 Promote Units that vested during the years ended December 31, 2014, 2013, and 2012, were 432,394, 636,302, and 641,005, respectively. The weighted average grant-date fair value related to the non-vested and vested Tier 1 Promote Units was $0.54 per unit.

•	Tier 2 Promote Units. At December 31, 2014 and 2013, there were 449,050 and 459,717, respectively, Tier 2 Promote Units issued and outstanding. Without amendment to the Agreement, the Parent Company may issue no more than 459,717 Tier 2 Promote Units. Such Tier 2 Promote Units vest only upon an automatic vesting event and the Company achieving a specified internal rate of return upon the occurrence of an automatic vesting event, as defined in the Agreement. Prior to the occurrence of an automatic vesting event, all issued and outstanding Tier 2 Promote Units shall be unvested Tier 2 Promote Units. Per the applicable share-based payments accounting guidance, no compensation expense pertaining to these Tier 2 Promote Units has been recognized in the Company’s consolidated financial statements as of December 31, 2014 and 2013.

Precision Engineered Products Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, Except Per Share and Unit Amounts)

•	Tier 3 Promote Units. At December 31, 2014 and 2013, there were 232,739 and 238,268, respectively, Tier 3 Promote Units issued and outstanding. Without amendment to the Agreement, the Parent Company may issue no more than 238,268 Tier 3 Promote Units. Such Tier 3 Promote Units vest only upon an automatic vesting event and the Company achieving a specified internal rate of return upon the occurrence of an automatic vesting event, as defined in the Agreement. Prior to the occurrence of an automatic vesting event, all issued and outstanding Tier 3 Promote Units shall be unvested Tier 3 Promote Units. Per the applicable share-based payments accounting guidance, no compensation expense pertaining to these Tier 3 Promote Units has been recognized in the Company’s consolidated financial statements as of December 31, 2014 and 2013.

13. Subsequent Events

On April 29, 2015, the Company acquired a business for $39,000 with a contingent earn-out provision of $10,600 to be earned over a three-year period if certain EBITDA milestones are met. In relation to this acquisition, an amendment to the credit facility was obtained resetting the permitted acquisition basket to the original $50,000 level, permitting this acquisition, and reducing the minimum availability threshold for permitted acquisitions to $5,000 while eliminating the mandatory excess cash flow payment for 2014 that was due in May 2015.

Aside from the above-mentioned subsequent event, there were no events subsequent to December 31, 2014, and through the consolidated financial statements issuance date of December 30, 2015, that would have a material effect on our consolidated financial statements as of December 31, 2014, or are of such significance that would require mention as a subsequent event in order to make the consolidated financial statements not misleading.